Exhibit 99.3

PANACHE BEVERAGE, INC.

Pro Forma Condensed Combined Financial Statements

For the year ended December 31, 2010

(1)

PANACHE BEVERAGE, INC.

Introduction to Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the merger of Panache LLC (“Panache”) by Panache Beverage Inc (“WDKA”) (the “Transaction”) on the historical financial position and results of operations of WDKA.

The pro forma balance sheet as of December 31, 2010 is based on the audited balance sheet of WDKA, and the audited balance sheet of Panache as of December 31, 2010. The pro forma statement of operations for the year ended December 31, 2010 is based on the audited statement of operations of WDKA for the year ended December 31, 2010, and the audited statement of operations of Panache for the year ended December 31, 2010.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 assume that the Transaction was consummated on January 1, 2010. The unaudited pro forma condensed combined balance sheet as of December 31, 2010 assumes the Transaction was consummated on that date.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what the financial position or results of operations of WDKA would have been had the Transaction occurred as of the dates indicated, nor is it indicative of the future financial position or results of operations for any period of WDKA.

The pro forma adjustments are based upon available information and certain assumptions that the management of WDKA believes are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of WDKA and Panache.

(2)

PANACHE BEVERAGE, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2010

(Stated in US dollars)

	WDKA	Panache LLC			Pro forma
	As of	As of	Pro forma		combined
	Dec. 31, 2010	Dec. 31, 2010	adjustment		Total

ASSETS

Current assets:
Cash and cash equivalents	$100,398	$29,776	(40,398)	C	$89,776
Accounts receivable, net	—	226,669			226,669
Inventory	13,050	96,190	(13,050)	C	96,190
Prepaid expenses	—	1,334,079			1,334,079
Total current assets	113,448	1,686,714			1,746,714

Property and equipment, net	2,167	1,723	(2,167)	C	1,723

TOTAL ASSETS	$115,615	$1,688,437			$1,748,437

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$—	$245,811			$245,811
Notes payable	2,303	93,137	(2,303)	C	93,137
Loans payable - related parties	5,000	322,298	(5,000)	C	322,298
Consulting fees payable - related party	—	52,751			52,751
Accrued interest	—	41,781			41,781
Other current liabilities	19,775	333,462	(19,775)	C	333,462
Total current liabilities	27,078	1,089,240			1,089,240

Long-term debt	—	183,500			183,500

Total liabilities	—	1,272,740			1,272,740

MINORITY INTEREST	—	1,472,388			1,472,388

STOCKHOLDERS’ (DEFICIT) EQUITY

Common stock ($.001 par, 200,000,000 shares authorized, 4,914,500 shares issued and outstanding at December 31, 2010 and 22,354,500 shares subsequent to)	4,915	—	17,440	B	22,355
Additional paid in capital	263,061	—	(241,184)	A, B, C	21,877
Common stock warrants	15,768	—			15,768
(Accumulated deficit)	(195,207)	(1,056,691)	195,207	A	(1,056,691)
Total stockholders’ (deficit) equity	88,537	(1,056,691)			(996,691)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$115,615	$1,688,437			$1,748,437

(3)

PANACHE BEVERAGE, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2010

	WDKA	Panache LLC	Pro forma		Pro forma
	Year ended	Year ended	adjustment		combined
	Dec. 31, 2010	Dec. 31, 2010			total

Revenues, net	$1,860	$798,680	(1,860)	D	$798,680
Cost of goods sold	1,125	491,513	(1,125)	D	491,513

Gross profit	735	307,167			307,167

Operating expenses
Advertising and promotion	—	2,067,051			2,067,051
Consulting	—	347,725			347,725
Professional fees	—	91,800			91,800
General and administrative	17,850	336,835			354,685
Total operating expenses	17,850	2,843,411			2,861,261

Income (loss) from operations	(17,115)	(2,536,244)			(2,554,094)

Other income (expenses)
Interest expense	(529)	(57,687)			(58,216)
Total other expenses	(529)	(57,687)			(58,216)

Income (loss) from operations and before non-controlling interests	(17,644)	(2,593,931)			(2,612,310)

Less: loss attributable to non-controlling interests	—	2,173,112			2,173,112

Net (loss) income	(17,644)	(420,819)			(439,198)

Pro forma income per share	N/A	N/A			$(0.02)

Number of Shares Affected by the Transaction	N/A	N/A		E	22,354,500

(4)

PANACHE BEVERAGE INC.

Notes to Pro Forma Condensed Combined Financial Statements

A = On August 19, 2011, WDKA entered into a Plan of Exchange with Panache and filed an 8-K. The Panache members acquired the majority of the outstanding common stock of WDKA. The transaction is accounted for as a reverse purchase acquisition/ merger wherein Panache is the accounting acquirer and WDKA is the legal acquirer. Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and the entire stockholders equity section of the legal acquirer is eliminated with negative book value acquired offset against the paid in capital of the accounting acquirer.

B = To subsequently record 17,440,000 new common shares issued to Panache members pursuant to the Plan of Exchange.
C = Eliminate WDKA assets and liabilities due to recapitalization.
D = Eliminate revenues and costs in connection with WDKA revenue-producing activity.
E = The denominator in computing pro forma earnings per shares is 22,354,500 shares, representing outstanding shares affected by the transaction per 8-K above.

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